    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2000



                                                      REGISTRATION NO. 333-47872
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------



                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         -------------------------------


                       VIDEO NETWORK COMMUNICATIONS, INC.
                    (FORMERLY OBJECTIVE COMMUNICATIONS, INC.)
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                            3669                          54-1707962
 (State or Other Jurisdiction of    (Primary Standard Industrial            (IRS Employer
 Incorporation or Organization)     Classification Code Number)         Identification Number)

                         -------------------------------


        VIDEO NETWORK COMMUNICATIONS, INC.                          ROBERT H. EMERY
              50 INTERNATIONAL DRIVE                            50 INTERNATIONAL DRIVE
         PORTSMOUTH, NEW HAMPSHIRE 03801                    PORTSMOUTH, NEW HAMPSHIRE 03801
                  (603) 334-6700                                    (603) 334-6700
   (Address, including Zip Code, and Telephone
   Number, including Area Code, of Registrant's         (Name, Address, including Zip Code, and
           Principal Executive Offices)                 Telephone Number of Agent for Service)

                                    COPY TO:
                              ELLEN C. GRADY, ESQ.
                                  SHAW PITTMAN
                            1676 INTERNATIONAL DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 790-7946


                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------
      TITLE OF           AMOUNT TO BE      PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT OF
  SECURITIES TO BE        REGISTERED        AGGREGATE PRICE   AGGREGATE OFFERING   REGISTRATION FEE
   REGISTERED (1)                              PER UNIT              PRICE
------------------------------------------------------------------------------------------------------

Common Stock, par
value $.01 per share
(2)                    1,760,000 shares         $1.8906           $3,327,456          $878.45 (3)

Warrants to purchase
one share of Common
Stock (4)                  1,760,000            $ 0.875           $1,540,000          $406.56 (3)

Shares of Common
Stock underlying
Warrants (5)(6)        1,760,000 shares        $4.00 (7)        $7,040,000 (7)       $1,858.56 (3)
======================================================================================================

------------------------------------------------------------------------------------------------------
Shares of Common
Stock underlying
Warrants (6)(8)        1,760,000 shares        $4.00 (7)        $7,040,000 (7)         $1,858.56


Shares of Common
stock underlying
placement agent's
purchase option
(6)(9)(10)              264,000 shares
                                                $2.125             $561,000           $148.11 (3)
Warrants underlying
placement agent's
purchase option
(6)(9)(10)                  264,000

Shares of Common
Stock issuable upon
exercise of
Warrants  underlying
placement agent's
purchase option (10)    264,000 shares         $4.00 (7)        $1,056,000 (7)        $278.79 (3)

Shares of Common
Stock issuable upon
exercise of
Warrants  underlying
placement agent's
purchase option (11)    264,000 shares         $4.00 (7)        $1,056,000 (7)          $278.79

Total                   Not applicable      Not applicable      Not applicable      $5,707.82 (12)
======================================================================================================



(1) The Registrant originally filed this registration statement on Form S-3 (Registration No. 333-47872) on October 13, 2000 to register certain offers and sales of securities as set forth in this registration statement.
(2) Represents the offering and resale of 1,760,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Registrant by certain stockholders on a delayed or continuous basis. The Shares were issued by the Registrant in a private placement completed in August 2000 (the "Private Placement").
(3) The registration fee for these securities totaling $3,570.47 was paid in connection with the original filing of this registration statement. Pursuant to Rule 457(a), no additional registration fee is required.
(4) Represents the offering and resale of warrants to purchase 1,760,000 shares of Common Stock of the Registrant at an initial purchase price of $4.00 per share ("Warrants") by certain stockholders of the Registrant on a delayed or continuous basis. The Warrants were issued by the Registrant in the Private Placement.
(5) Represents the offering and resale of 1,760,000 shares of Common Stock of the Registrant underlying the Warrants by the holders of such Warrants on a delayed or continuous basis.
(6) Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Warrants and the Purchase Option (as defined below).
(7) Pursuant to Rule 457(g) under the Securities Act, calculated based on the initial exercise price to be paid to the Registrant by the holders upon exercise of the Warrants.
(8) Represents the issuance of shares of common stock by the Registrant to holders of the Warrants who purchase the Warrants from the original Warrant holders (the "Transferees").
(9) In connection with the Private Placement, the Registrant issued to the placement agent as partial compensation, an option to purchase (the "Purchase Option") up to 264,000 shares of Common Stock and Warrants to purchase 264,000 shares of Common Stock. The Purchase Option may be exercised by the holder in whole or in part. Each share of Common Stock and Warrant for which the Purchase Option is exercisable are issuable together as a unit, although no separate unit certificates will be issued. Upon exercise, the holder can purchase one share of Common Stock and one Warrant for an initial exercise price of $2.125 per share of Common Stock and Warrant purchased. The option exercise price is payable for both securities issuable upon exercise of the

    Purchase Option and has not been allocated between the two securities. Accordingly, the fee calculation is shown based on the initial option exercise price for the two securities issuable upon exercise of the Purchase Option.
(10)Represents the offering and resale of the following securities that may be issued by the Registrant upon exercise of the Purchase Option by the holders of such Purchase Option on a delayed or continuous basis: (i) 264,000 shares of Common Stock; (ii) Warrants to purchase an additional 264,000 shares of Common Stock; and (iii) the 264,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Purchase Option.
(11)Represents the issuance of shares of Common Stock of the Registrant to holders of the Warrants issuable upon exercise of the Purchase Option who purchase such Warrants from the original holders.
(12)The additional filing fee of $2,137.35 is paid with this filing.


                             -----------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement.


        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                                EXPLANATORY NOTE


This registration statement is to register the offering and sale of certain securities of Video Network Communications, Inc. ("VNCI" or the "Company"). The Company completed a private placement in August 2000 (the "Private Placement") of 1,760,000 units, each unit consisting of one share of common stock, par value $.01 per share (the "Common Stock"), and one redeemable warrant to purchase one share of Common Stock at an initial exercise price of $4.00 per share (the "Warrants"). In the offering, the units were not separately certificated, and no units were issued by the Company.



This registration statement registers the public resale by certain selling stockholders of the following securities: (1) 1,760,000 shares of Common Stock originally issued by the Company in the Private Placement, (2) Warrants to purchase 1,760,000 shares of Common Stock originally issued by the Company in the Private Placement, (3) up to an additional 1,760,000 shares of Common Stock underlying the Warrants, (4) 264,000 shares of Common Stock and Warrants to purchase 264,000 shares of Common Stock issuable upon exercise of a purchase option (the "Purchase Option") issued to the placement agent of the Private Placement, and (5) the 264,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Purchase Option. The Purchase Option is exercisable at an initial exercise price of $2.125 per share of Common Stock and Warrant purchased, subject to adjustment. The Purchase Option is exercisable between February 26, 2001 and August 25, 2005. The securities that are covered by this registration statement that may be offered and sold by certain selling stockholders may be offered and sold on a delayed or continuous basis from time to time.



This registration statement also registers the offering and sale by the Company of up to 1,760,000 shares of Common Stock to the holders of Warrants ("Transferees") who purchase such Warrants from the original holders of the Warrants. In addition, this registration statement also registers the offering and sale by the Company of up to an additional 264,000 shares of Common Stock to the holders of Warrants that may be issued upon exercise of the Purchase Option who purchase such Warrants from the original holders.



All of the securities to be offered and sold by the selling stockholders, other than the Purchase Option and the securities issuable upon exercise of the Purchase Option, are subject to a lock-up arrangement that expires on August 25, 2001, except that such securities may be transferred earlier with the prior written consent of the placement agent of the Private Placement. All of the equity securities covered by this registration statement to be offered and sold by the selling stockholders will be sold for their own accounts, and the Company will not receive any proceeds from the sale of such securities. If the Warrants are exercised in full, the Company will receive gross proceeds of $7,040,000. If the Purchase Option is exercised in full for cash, the Company will receive gross proceeds of $561,000, and if the Warrants issuable upon exercise of the Purchase Option are exercised in full, then the Company will receive additional gross proceeds of $1,056,000. The Company intends to use any net proceeds from the exercise of the Warrants and the exercise of the Purchase Option and the underlying Warrants for general corporate purposes and to provide working capital.

PROSPECTUS                                                           [VNCI LOGO]


        VIDEO NETWORK COMMUNICATIONS, INC.


---------------



            This prospectus relates to the offering and resale of the following equity securities of Video Network Communications, Inc. by certain selling stockholders:



        -   1,760,000 outstanding shares of our common stock,
        - outstanding redeemable warrants to purchase 1,760,000 shares of our common stock (the "Warrants") at an initial exercise price of $4.00 per share,
        - up to an additional 1,760,000 shares of our common stock that may be purchased upon exercise of the Warrants,
        - 264,000 shares of our common stock that may be issued upon exercise of an outstanding purchase option (the "Purchase Option"),
        - Warrants to purchase an additional 264,000 shares of common stock that may be issued upon exercise of the Purchase Option, and
        - the 264,000 shares of common stock underlying the Warrants that may be issued upon exercise of the Purchase Option.



        This prospectus also relates to the offering and sale of the following securities by VNCI:



        - up to 1,760,000 shares of common stock to the holders of Warrants who purchase such Warrants from the original holders of the Warrants (the "Warrant Transferees"); and
        - up to 264,000 shares of common stock to the holders of Warrants that may be issued upon exercise of the Purchase Option who purchase such Warrants from the original holders (the "Purchase Option Warrant Transferees").



        All of the securities being offered and resold in this offering by the selling stockholders, other than the securities that may be issued upon exercise of the Purchase Option, are subject to a lock-up arrangement that expires on August 25, 2001, except that such securities may be transferred earlier with the prior written consent of EarlyBirdCapital, Inc., the placement agent of our private placement of units completed in August 2000. All of the equity securities covered by this prospectus that will be offered and resold by the selling stockholders will be offered and resold for their own accounts, and we will not receive any proceeds from the sale of such securities. We will, however, receive gross proceeds of $7,040,000 if the Warrants are exercised in full, gross proceeds of $561,000 if the Purchase Option is exercised in full for cash and additional gross proceeds of $1,056,000 if the Warrants issuable upon exercise of the Purchase Option are exercised in full.



        The securities may be offered by the selling stockholders from time to time in one or more transactions, including block trades, on The Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or in other methods of sale described under "Plan of Distribution" later in this prospectus. The selling stockholders may sell the securities offered by this prospectus in amounts and at times determined by them. The selling stockholders and any broker-dealer or agent that participates with the selling stockholders in the distribution of the equity securities may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in which case any commissions or profits on the resale of the securities may be deemed underwriting commissions or discounts under the Securities Act. We will pay all of the costs and fees relating to the registration of the securities covered by this prospectus. We will not pay, however, any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the securities.



        Our common stock and certain outstanding publicly traded warrants (the "Public Warrants") trade on The Nasdaq SmallCap Market under the symbols VNCI and VNCIW, respectively. On December 7, 2000, the last sales prices of the common stock and Public Warrants as reported on The Nasdaq SmallCap Market was $1.844 per share and $0.750 per Public Warrant.



        INVESTING IN OUR EQUITY SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


        We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance with those requirements, we file reports and other information with the SEC. Our reports, proxy statements, and other information can be inspected without charge at the public reference rooms maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of those materials also may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may obtain additional information about the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Information is also publicly available through the SEC's Web site located at http://www.sec.gov. Our common stock and Public Warrants are quoted on The Nasdaq SmallCap Market and information concerning us also can be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.


        The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including VNCI. We maintain a Web site that includes our SEC reports as well as other information about us at http://www.vnci.net. Other than the information that we specifically incorporate by reference in this prospectus as set forth below, none of the other information referred to above should be considered part of this prospectus.

                       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all of the securities covered by this prospectus. This prospectus is part of a registration statement we filed with the SEC.


        1. Our registration statement on Form 8-A filed with the SEC on March 13, 1997, registering our common stock under Section 12(g) of the Exchange Act;
        2. Our registration statement on Form 8-A filed with the SEC on June 18, 1999, registering units and the Public Warrants under Section 12(g) of the Exchange Act;
        3. Our Annual Report on Form 10-KSB for the year ended December 31, 1999, as filed with the SEC on March 30, 2000;
        4. Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, as filed with the SEC on May 14, 2000;
        5. Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the SEC on August 16, 2000;
        6. Our Current Report on Form 8-K, as filed with the SEC on August 28, 2000;
        7.   Our Current Report on Form 8-K, as filed with the SEC on
             September 1, 2000;
        8. Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000;
        9. Our Current Report on Form 8-K, as filed with the SEC on December 7, 2000; and
        10. All documents filed by VNCI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus.


        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801, Attention: Robert H. Emery, Chief Financial Officer and Vice President, Administration, telephone number 603-334-6700.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the equity securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain terms of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding VNCI and the equity securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.


                                TABLE OF CONTENTS



                                                           PAGE
       Where You Can Find Additional Information.......     2
       Incorporation of Certain Documents By Reference      2
       Table of Contents...............................     3
       Summary.........................................     4
       Risk Factors....................................     6
       Use of Proceeds.................................     11
       Price Range of Common Stock.....................     11
       Beneficial Ownership of  Selling Stockholders...     13
       Certain Transactions With Selling Stockholders..     17
       Description of Securities.......................     19
       Plan of Distribution............................     21
       Legal Matters...................................     22
       Experts.........................................     22


        Video Network Communications, Inc. was incorporated in 1993 under the corporate name "Objective Communications, Inc." We changed our name to Video Network Communications, Inc. in September of 1999. Our executive offices are located at 50 International Drive, Portsmouth, New Hampshire 03801, and our telephone number is (603) 334-6700.

        Unless otherwise indicated in this prospectus, all information in this prospectus gives effect to a one share for seven shares reverse stock split of our issued and outstanding common stock effective on April 14, 1999, gives effect to the conversion to common stock of our issued and outstanding Series B 5% Cumulative Convertible Preferred Stock on June 18, 1999, and gives effect to the conversion to common stock of our outstanding 5% Convertible Debentures due 2003 on June 18, 1999.

        Some of the statements contained in this prospectus including statements under "Prospectus Summary" and "Risk Factors" are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

        - risks in product and technology development;
        - customer and market acceptance of new products;
        - demand for our products; and
        - the impact of competitive products and pricing.


Additional information about these and other risks and uncertainties that may affect VNCI and our business is included in "Risk Factors" beginning on page 6 of this prospectus.



        In this prospectus, we refer to Video Network Communications, Inc., a Delaware corporation, as we, the Company or VNCI. We refer to the stockholders who beneficially own securities being offered and resold using this prospectus as the selling stockholders. We refer to prospective investors as you or the investor(s).


        VidPhone(R) and VidModem(R) are registered trademarks of VNCI, and we have an application pending to register VNCI(R). This prospectus also contains trademarks and trade names of other companies.

                                     SUMMARY

        Video Network Communications is a Delaware corporation formed in 1993 to design, develop and market video network systems to deliver full motion, high resolution video to the business user's desktop on a cost-effective basis. Users of the VidPhone video network system can view broadcast video, participate in multi-party video conferences and retrieve stored video on demand. Our VidPhone system distributes video to and from desktop and laptop personal computers and conference rooms configured with VidPhone stations, over the same wiring used by the telephone without interfering with normal telephone usage. We believe that the VidPhone system offers greater functionality and compatibility with existing infrastructure and delivers higher quality than other video network or conferencing systems available today.


        We are a relatively new company offering a new technology product. We first introduced our technology and initial products in late 1998 and demonstrated our first commercial product during the first half of 1999. The price for our typical 30-user video network system is $132,250 including installation, but this price can vary significantly based on configuration options. We believe that we have shown revenue and sales growth over the past year despite limited sales and marketing resources and our unstable financial condition during the period. However, we believe that in order for our company to be successful, we will need to achieve a significantly higher level of sales in a relatively short time, which may require substantially higher sales and marketing expenditures in the future.



        We reported revenues of $2,712,000 for the quarter ended September 30, 2000, an increase of 51% when compared with revenues reported for the second quarter of 2000 and an increase of 470% compared to the third quarter of 1999. Our operating expenses for the quarter ended September 30, 2000 of $2,172,000 were approximately 5% lower than our operating expenses in the second quarter of 2000 and 35% lower than our operating expenses in the third quarter of 1999. At this stage of development, it is difficult for us to predict with accuracy the level of our sales in future periods, or when our marketing initiatives will result in sales. Each sale of our equipment continues to account for a significant portion of our revenues. Accordingly, we expect to continue to experience significant, material fluctuations in our revenues on a quarterly basis for the foreseeable future.



        Our VidPhone enterprise video system utilizes patented technology to distribute TV-quality video, FM-quality stereo audio and data to laptop or personal computers using the telephone wiring connecting telephones to the PBX or CENTREX, bypassing the enterprise's local area network ("LAN") and thereby avoiding the issues associated with bandwidth limitations. We believe that bandwidth limitations have been the major impediment to delivering full-motion TV-quality video to the desktop on a cost-effective basis.



        We are continuing to invest a significant amount of our resources in research and development, because we consider the commercialization of our products to be fundamental to our future success. In April 2000, we announced our implementation of Java technology, V 2.0, which will enable us to offer customers a platform-independent video network solution. In October 2000, we announced the release of our IP/ISDN Gateway, offering customers the flexibility of using H.323 (IP) and H.320 (ISDN) at their discretion for transporting high quality, on-demand video communications from the desktop across the wide area network.



        We have completed the restructuring of our sales and marketing team that began in November 1999. As part of this effort, we have recently concentrated our sales and marketing efforts in five vertical markets, and we have experienced some success in each of these markets. We have targeted the finance, medicine, education, video broadcast and government sectors of the market. Several of our recent sales have been to key reference accounts such as the Inter-American Development Bank (IADB), the Cole Eye Institute of the Cleveland Clinic, the First District of the Federal Court System in Concord, New Hampshire, and Naval Air Systems Command. We believe that further development of these and additional reference accounts will shorten our sales cycle in the future, while promoting relationships with resellers. In October 2000, we announced our VIP Partner Program, an innovative channel program offering vertical market training and co-marketing to resellers of our products. We entered into approximately five agreements with new resellers and sales representatives during the quarter ended September 30, 2000.



        For the remainder of 2000, we intend to focus on selling and marketing our video network solutions and continuing product development to meet customer demands for new functionality and to lower the cost of our systems. Specifically, our goals are to: (i) develop new strategic partnerships committed to marketing our video network system as the video solution of choice to business users, (ii) use our current strategic and reseller arrangements to increase sales of our systems and create brand name recognition of our product,
(iii) significantly enhance our marketing and public relations programs to create better awareness of our products among customers, industry analysts and financial analysts, (iv) develop our direct sales, and (v) continue engineering our video network system to refine and improve its functionality to meet new customer requirements and to lower our costs and the price of our system through improved design. Our ability to meet these objectives is subject to a number of risks and uncertainties, including our ability to develop new strategic relationships with significant potential resellers, our ability to sell and market our product and develop market awareness of our video network system and our ability to obtain financing when required. We cannot assure you that we will be able to meet these objectives. We plan to continue to subcontract all major manufacturing and production activities for the foreseeable future, but we will continue to retain test and quality assurance functions until all subcontractors are certified with respect to quality.



        We expect to continue to incur significant operating expenses to support our product development efforts and to enhance our sales and marketing capabilities and organization, but we anticipate that our product development expenditures will be lower than in prior years because we have introduced the commercial version of our video network system. We expect that our results of operations will vary significantly from quarter to quarter for the foreseeable future.



THE PRIVATE PLACEMENT



        On August 25, 2000, we completed the Private Placement of 1,760,000 units, each unit consisting of one share of common stock and one Warrant, at a price of $1.50 per unit. The units were not separately certificated, and we did not issue any separate units as securities in the Private Placement. The Warrants entitle the holder to purchase one share of our common stock for an initial exercise price of $4.00 during the period from February 26, 2001 to June 15, 2004, subject to prior redemption. The Warrants are identical to our outstanding Public Warrants to purchase up to 4,600,000 shares of our common stock at an initial exercise price of $4.00 per share, which are currently trading on The Nasdaq SmallCap Market under the symbol "VNCIW," except that, pursuant to the terms of the securities, the Warrants may not be exercised until February 26, 2001. We may redeem the Warrants at any time after February 26, 2001 so long as they are the subject of an effective registration statement filed with the SEC, at a price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the common stock has been at least 200% of the then exercise price per Warrant (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which the notice is given.



        We offered the units through EarlyBirdCapital, Inc. ("EBC"), as our exclusive placement agent for the Private Placement, on a "best efforts, all or none" basis. The units were offered and sold only to persons who qualified as "accredited investors," as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"). As compensation to EBC for its services as placement agent, we paid EBC an 8% commission and a 2% non-accountable expense allowance. We also issued to EBC the Purchase Option, which permits EBC to purchase 264,000 shares of common stock and 264,000 Warrants (each share of common stock and Warrant must be purchased together as a unit) at an exercise price of $2.125 per share of common stock and Warrant purchased. We also granted to EBC a 30-day right of first refusal to underwrite or place future offerings for which we engage the services of an investment banker for a period of three years after the closing of the Private Placement. In addition, we agreed for a period of three years from the closing of the Private Placement to either appoint to our Board of Directors (the "Board") a person designated by EBC or to permit EBC to send a representative to observe each meeting of the Board. No person has been designated by EBC for appointment to our Board. We also agreed to pay "source fees" to EBC for a period of 24 months, if EBC introduces potential investors to us and such investors make subsequent investments in our company.



        We have filed the registration statement of which this prospectus constitutes a part in accordance with our contractual agreement with the investors in the Private Placement to register the offering and resale of the securities covered by this registration statement. We also agreed to use our best efforts to have the registration statement declared effective by the SEC on or before December 22, 2000.

                                  RISK FACTORS

        Investing in our equity securities is very risky. You should be able to bear a complete loss of your investment. You should consider carefully the following factors, among others.


RISKS RELATING TO OUR BUSINESS



WE HAVE LIMITED SOURCES OF FINANCING



        We have in the past experienced short-term cash flow shortages and have required cash to continue operations. We may experience cash flow shortages in the future. We have exhausted the net proceeds from our private financing completed in August 2000 and, accordingly, our operating needs are funded principally from the receipt of cash from our operations. We undertook a number of different initiatives to generate cash to fund our obligations, including the sale of non-operating assets, the pursuit of outstanding customer accounts receivable and the entrance into a factoring facility. As a result, at November 30, 2000, we had cash assets of approximately $2,800,000. We cannot assure you that we will be successful in these initiatives or, if successful, the timing of our receipt of the cash generated from these arrangements. We currently have no other sources of financing.



        While we continue to believe that in the future cash from our operations will support our operations, each customer order and payment continues to account for a relatively large portion of our commercial sales and, accordingly, the timing and amounts of customer payments continue to be an important factor in financing our business. We cannot control customer payments and, accordingly, the failure to receive timely sufficient customer payments will continue to have a serious impact on our business for the foreseeable future. Timely receipt of that cash, however, is essential to continuing our operations. If we are unable to raise cash in the near future, or if we fail to timely receive anticipated customer payments, we may be unable to sustain operations. There can be no guarantee that we will be able to generate sufficient customer payments on a timely basis to fund ongoing operations. If we are unable to secure cash in the near future, or if we are unable to secure future sufficient customer payments on a timely basis to fund our operations, we may become insolvent and may have to cease operations, declare bankruptcy or similar actions.



WE WILL REQUIRE ADDITIONAL FINANCING



        After our available cash is exhausted, we will need additional funds to continue operating. To date, the cash generated from operations has not been sufficient to fund our business, and we have been dependent on financings to continue operating. However, in the future, we believe that cash from operations will support continuing operations. We do not currently have any lines of credit or bank financing, and we do not anticipate having access to bank financing for the foreseeable future. We do not have any other sources of financing in place, and we do not believe it is feasible to return to the equity markets at this time to support our cash flow requirements. There can be no guarantee that we will be able to generate sufficient timely customer payments to fund ongoing operations. If we are unable to do so, we may become insolvent and may have to cease operations, declare bankruptcy or similar actions.


WE MAY BE UNABLE TO MEET THE PAYMENT SCHEDULE ON NOTES PAYABLE


        We currently have an outstanding note to a trade creditor, Sanmina Corp., in the original principal amount of $4.3 million, relating to 1998 accounts payable due Sanmina which were reduced to a note in January 1999. In January 2000, we defaulted on the interest payment due to Sanmina and have not made subsequent interest and principal payments to Sanmina in 2000 when due. In August 2000, we renegotiated the terms of the note to Sanmina. Under the current terms of the note, we are obligated to pay Sanmina (i) $150,000 on or about August 15, 2000, which we have done, (ii) $150,000 on or before November 15, 2000, which we have done, and (iii) an amount each month equal to a percentage of the accounts receivable that we collected in the previous calendar month, with the percentage ranging from 0% to 5%, based upon the net amount of accounts receivable that we collect. The Sanmina note is secured by our personal property and certain of our other assets. At September 30, 2000, we owed Sanmina approximately $3.3 million in principal and interest on this note.


        We also have a note outstanding to our legal counsel for legal fees that were incurred prior to 1999. Under the terms of the note, we are obligated to make two semi-annual interest only payments and monthly principal and interest payments of approximately $26,000 per month. In January 2000, we did not make the required interest payment to our counsel, and we did not make subsequent interest and principal payments to legal counsel in 2000 when due. Subsequently, we paid our legal counsel $77,874 on the note but continue to owe legal counsel $83,200 in late principal and interest payments. We have agreed to pay legal counsel a lump sum of approximately $50,000, which we have done, and $20,000 each month until the note is paid in full. At September 30, 2000, we owed our legal counsel approximately $167,000 in principal and interest on this note.


        We cannot assure you that we will be able to make the required principal and interest payments on these notes when due. If we default on these notes, we may lose those assets that serve as security or we may not be able to continue to receive legal services from our attorneys and we could be found liable to pay immediately in one payment all of the aggregate outstanding principal and interest on the notes.

CUSTOMERS MAY NOT BUY OUR PRODUCTS DUE TO CONCERNS OVER OUR VIABILITY

        Due to our recurring losses from operations and lack of cash, some potential customers may decide not to purchase our video network system because of concerns that we may be unable to service, enhance or upgrade the systems. If we are not able to alleviate concerns about our long-term viability, we may not be able to market and sell our video network system successfully and continue operations.


WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE



        We have incurred substantial losses from operations to date and had an accumulated deficit of approximately $57.5 million through September 30, 2000. Our financial statements for the year ended and as of December 31, 1999 indicate that there is substantial doubt about our ability to continue as a going concern. We expect to continue to lose money for the foreseeable future.



        We recognized $5.2 million in revenues during the first nine months of 2000, recognized $2.4 million in revenues during 1999, and recognized only $766,000 in revenues from the sale of products during 1998. We did not recognize any revenues in 1997. Accordingly, there is limited historical basis for you to expect that we will be able to generate substantial revenues or profits in the future. We have a limited number of orders for delivery during the remainder of 2000, and we cannot predict with accuracy what our revenues will be in the future. Our ability to generate sales and to recognize operating revenues in the future will depend on a number of factors, certain of which are beyond our control, including:



       - customer acceptance of products shipped and installed to date and in the future;
       - our ability to generate new sales of products and secure customer acceptance; and
       -      customer payments.


WE HAVE A LIMITED OPERATING HISTORY

        Although we were incorporated in 1993, we focused on research and development until we shipped our first commercial VidPhone system in the third quarter of 1998. James F. Bunker, our Chairman, has been with us since July 1998 and Carl Muscari, our President and Chief Executive Officer, joined us in September 1999. In January 2000, we hired Stephen A. LaMarche as Vice President, Sales and Marketing. Because of our limited operating history and the relatively short tenure of several of our key senior managers, you have limited information on which to assess our ability to realize operating revenues or profits in the future.

WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS EFFECTIVELY

        We Are Dependent on Resellers. We distribute our products primarily through major sellers of telephony products, system integrators and Value Added Resellers ("VARs"). Currently, we have agreements with approximately twelve resellers. These arrangements are for relatively short contractual periods and may be terminated under certain circumstances. We cannot assure you that we will be able to maintain existing reseller relationships or establish new ones. We compete for relationships against third-party resellers with larger, better-established companies with substantially greater financial resources. If we cannot maintain our current reseller relationships and cannot develop new relationships, we may not be able to sell our video network system.

        Resellers May Not Be Effective Distributors. Sales to third party resellers are expected to generate a significant part of our future revenues. However, we have sold only a limited number of video network systems and components under our reseller arrangements, and to date have recognized minimal revenues from those sales. We currently have limited orders from our resellers for additional sales of VidPhone systems. If our resellers fail to market and sell our products, or our products fail to become an accepted part of the resellers' product offerings, the value of your investment could be reduced.


        We May Not Be Able To Develop Direct Sales and Marketing Capabilities. We expect to depend on the marketing efforts of our resellers for the foreseeable future. However, we are developing a small direct marketing capability to promote our video network system and to support our resellers. We cannot assure you that we will be able to create awareness of, and demand for, our products through our marketing efforts, or that the development of our direct marketing capabilities will lead to sales of our products and services. If we cannot successfully develop our own sales and marketing capabilities, we may not succeed in building brand-name recognition of the VidPhone system, and we will remain solely dependent on reseller efforts.


UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

        Our success will depend, in part, on our ability to protect our intellectual property rights to our proprietary hardware products. Toward that end, we rely in part on trademark, copyright and trade secret law to protect our intellectual property in the U.S. and abroad. The degree of protection provided by patents is uncertain and involves largely unresolved complex legal and factual questions.

        The process of seeking patent and trademark protection can be long and expensive, and there is no assurance that any pending or future applications will result in patents and/or registered trademarks. Further, although we have some patents on our technology, we cannot assure you that these or any other proprietary rights granted will provide meaningful protection or any commercial advantage to us. We also cannot assure you that claims for infringement will not be asserted or prosecuted against us in the future, although we are not presently aware of any basis for claims. A number of companies have developed and received proprietary rights to technologies that may be competitive with our technologies. Most of these entities are larger and have significantly greater resources than we do. Given the rapid development of technology in the telecommunications industry, we cannot assure you that our products do not or will not infringe upon the proprietary rights of others.

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING

        We outsource the manufacturing and assembly of many of the components of our products. We cannot assure you that our subcontractors will continue to perform under our agreements with them or that we will be able to negotiate continuing arrangements with these manufacturers on acceptable terms and conditions, or at all. In particular, our failure to pay these manufacturers when due could affect their willingness to continue working with us. If we cannot maintain relationships with our current subcontractors, we may not be able to find other suitable manufacturers. Any difficulties encountered with these manufacturers could cause product defects and/or delays and cost overruns and may cause us to be unable to fulfill orders on a timely basis. Any of these difficulties could materially and adversely affect us.

GOVERNMENT REGULATION

        Several components of our video network system, including the VidModem and VidPhone Switch, must comply with certain regulations of the Federal Communications Commission ("FCC"). Under FCC regulations, we will be required to follow a verification procedure consisting of a self-certification that the VidModem complies with applicable regulations pertaining to radio frequency devices. A qualified, independent testing facility tested the VidModem, and it was found to comply with FCC regulations. We obtained equipment registrations from the FCC for certain VidPhone system components, including the VidPhone switch that is connected to the public switched telephone network.

        Although we believe that at present the VidPhone system complies with all applicable government regulations, future government regulations could increase the cost of bringing products to market or adversely affect our ability to market and sell our products and technology.


RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES



WE MAY REDEEM THE WARRANTS



        Beginning on February 26, 2001, we may redeem the Warrants at a price of $.01 per Warrant upon 30 days' prior written notice after our common stock has traded at a closing bid price equal to or greater than 200% of the then exercise price of the Warrants (initially $8.00 per share) for a period of at least 20 consecutive trading days, provided that the shares of common stock underlying the Warrants are then the subject of an effective registration statement filed with the SEC. If the Warrants are redeemed, holders will lose their rights to exercise the Warrants upon the expiration of the 30-day notice period. Upon receipt of a notice of redemption, holders would be required to (a) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (b) sell the Warrants at the then current market price, if any, when they might otherwise wish to hold the Warrants, or (c) accept the redemption price which is likely to be substantially less than the market value of the Warrants prior to the notice of redemption.


OUR MARKET VALUE IS HIGHLY VOLATILE


        The market price of our common stock has been highly volatile and may continue to fluctuate in the future. We completed an initial public offering of 295,714 shares of our common stock at a price of $38.50 per share in April 1997. Subsequently, in November 1997 we completed a follow-on public offering of 142,857 shares of common stock at a price of $161.875 per share. In June of 1999, we completed a public offering of 2,300,000 units, each unit consisting of three shares of common stock and two Public Warrants with an initial exercise price of $4.00. The units were sold at a price of $7.50 per unit. In August of 2000, we completed the Private Placement of 1,760,000 units, each unit consisting of one share of common stock and one Warrant with an exercise price of $4.00. The units were sold at a price of $1.50 per unit. On December 7, 2000, the last sales prices of our common stock and the Public Warrants as reported on The Nasdaq SmallCap Market was $1.844 per share and $0.750 per Public Warrant. As a result of our stock price volatility, it is difficult to determine the market value of our company. We have no way of ascertaining the prices of our equity securities in the future.



THE EXERCISABILITY OF THE WARRANTS IS SUBSTANTIALLY LIMITED



        The Warrants sold in the Private Placement are not exercisable until February 26, 2001. Further, the Warrants may not be exercised unless, at the time of exercise, we have an effective registration statement on file with the SEC containing a current prospectus covering the shares of common stock issuable upon exercise of the Warrants, or there is an available exemption from registration applicable to their issuances under the Securities Act and, if required, the securities are registered, qualified or exempt from registration or qualification under applicable securities or "blue sky" laws. Although the registration statement of which this prospectus constitutes a part registers all of the shares of common stock issuable upon exercise of the Warrants, we may not be able to maintain the effectiveness of the registration statement until the expiration of the Warrants, and there is no assurance that we will be able to do so. The value of the Warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon exercise of the Warrants is not declared and kept effective or if such common stock is not qualified or registered under state securities laws.

SUBSTANTIAL NUMBERS OF SHARES OF OUR COMMON STOCK WILL BECOME AVAILABLE FOR FUTURE SALE IN THE PUBLIC MARKET

        We have a substantial number of shares of our common stock, including shares issuable upon exercise of certain outstanding options and warrants, that will soon become available for sale in the public market. We cannot predict the effect that any future sales of shares of common stock, or the availability of such shares for sale, will have on the market price of the common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock and our ability to raise capital in the future through the sale of additional securities.


        Certain shares of our common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. These shares may only be sold if they are registered under the Securities Act or sold under Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about us.



        A substantial portion of all of our restricted shares of common stock either are eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock.


        In addition to the restricted shares of common stock, we have reserved shares of common stock for issuance upon exercise of outstanding warrants and options. Shares of common stock issuable in the future upon exercise of these options and warrants could hinder future financings. In addition, the holders of some of these options and warrants, and the holders of certain restricted shares of common stock, have registration rights, and the sale of shares of common stock upon exercise of those rights or the availability of such shares for sale could adversely affect the market price of our common stock.

                                 USE OF PROCEEDS


        We will not receive any proceeds from the sale of the securities offered by the selling stockholders covered by this prospectus, which are being offered for sale by the selling stockholders for their own account.



        If the Warrants are exercised in full, we will receive gross proceeds of $7,040,000. If the Purchase Option is exercised in full for cash, we will receive gross proceeds of $561,000, and if the Warrants issuable upon exercise of the Purchase Option are exercised in full, then we will receive additional gross proceeds of $1,056,000. We intend to use any net proceeds from the exercise of the Warrants or the exercise of the Purchase Option and the Warrants underlying the Purchase Option for general corporate purposes and to provide working capital.



                       PRICE RANGE OF COMMON STOCK AND PUBLIC WARRANTS



        Our common stock traded on The Nasdaq SmallCap Market from April 3, 1997 to October 30, 1997 and traded on The Nasdaq National Market from October 31, 1997 to April 30, 1999. Since May 3, 1999, our common stock has traded on The Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the range of high and low sales prices per share reported on such quotation systems as adjusted to reflect the one share for seven shares reverse split in the common stock that occurred on April 14, 1999.



                                            AS ADJUSTED
                                            -----------
            PERIOD ENDING                 HIGH       LOW
                                         ------     -----

  June 30, 1997 (from April 3, 1997)    $ 99.750  $ 41.125
  September 30, 1997...............      267.750    77.875
  December 31, 1997................      257.250    89.250
  March 31, 1998...................      173.250   101.066
  June 30, 1998....................      141.750    46.375
  September 30, 1998...............       67.375    18.375
  December 31, 1998................       38.500    12.250
  March 31, 1999...................       24.941     5.908
  June 30, 1999....................        7.658     2.438
  September 30, 1999...............        5.469     2.031
  December 31, 1999................        4.313     1.625
  March 31, 2000...................        8.875     2.656
  June 30, 2000....................        4.344     1.688
  September 30, 2000...............        2.688     1.438
  December 7, 2000 ................        2.469     1.641



        The market price of our common stock historically has been highly volatile. We completed an initial public offering of 295,714 shares of our common stock at a price of $38.50 per share in April 1997. Subsequently, in November 1997 we completed a follow-on public offering of 142,857 shares of common stock at a price of $161.875 per share. In June 1999, we completed a public offering of our units consisting of three shares of common stock and two redeemable common stock purchase options. In the June 1999 offering, we sold a total of 2,300,000 units at $7.50 per unit, comprised of an aggregate of 6,900,000 shares of our common stock and an aggregate of 4,600,000 redeemable common stock purchase options. In our August 2000 Private Placement, we sold 1,760,000 units at a purchase price of $1.50 per unit, which each unit consisting of one share of our common stock and one Warrant. On December 7, 2000, the last sale price per share of our common stock as reported on The Nasdaq SmallCap Market was $1.844 per share. It is difficult to predict the future market price per share of our common stock.



        Our Public Warrants have traded on The Nasdaq SmallCap Market since September 1, 1999. The following table sets forth, for the periods indicated, the range of high and low sales prices per Public Warrant reported on The Nasdaq SmallCap Market since September 30, 1999.

            PERIOD ENDING                 HIGH       LOW
                                         ------     -----

  September 30, 1999.............         $0.563    $0.500
  December 31, 1999..............          1.125     0.375
  March 31, 2000.................          4.125     0.844
  June 30, 2000..................          2.375     0.563
  September 30, 2000.............          1.031     0.766
  December 7, 2000 ..............          0.938     0.719



On December 7, 2000, the last sale price of our Public Warrants as reported on The Nasdaq SmallCap Market was $0.750 per Public Warrant.

                             BENEFICIAL OWNERSHIP OF
                              SELLING STOCKHOLDERS



        The following table sets forth certain information provided to us by the selling stockholders regarding their beneficial ownership of (a) shares of our common stock (excluding the shares issuable upon exercise of the Purchase Option and the shares issuable upon exercise of the Warrants underlying the Purchase Option), (b) the Warrants (excluding the Warrants issuable upon exercise of the Purchase Option), and (c) the securities issuable upon the exercise of placement agent's Purchase Option (including the shares of common stock and Warrants issuable upon exercise of the Purchase Option, but excluding shares of common stock issuable upon exercise of the Warrants underlying the Purchase Option) to be sold hereunder. The table also sets forth the beneficial ownership of the selling stockholders after the offering, based on information provided to us by the selling stockholders. This information is provided as of the date of this prospectus, unless otherwise indicated. Unless otherwise noted, each security holder named has sole voting and investment power with respect to such shares and warrants, subject to community property laws where applicable.



        Subject to certain contractual restrictions which are described in this prospectus, selling stockholders may sell the securities covered by this prospectus at such times and in such amounts as they may determine. For purposes of preparing this table, we have assumed that each selling stockholder will sell all of the shares of common stock and Warrants offered pursuant to this prospectus. However, we have not been advised by any selling stockholder whether they have any present intention to sell such securities.

                                                                                                  SECURITIES TO BE
                                                                                                  ----------------
                            SECURITIES BENEFICIALLY OWNED         SECURITIES TO BE SOLD          BENEFICIALLY OWNED
                            ------------------------------        ----------------------         ------------------
                               BEFORE THE OFFERING (1)              IN THE OFFERING (1)          AFTER THE OFFERING (1)
                               -----------------------              -------------------          ----------------------

                                                  NUMBER OF
                        NUMBER OF                 SECURITIES       NUMBER OF
                        SHARES OF   NUMBER      ISSUABLE UPON      SHARES OF     NUMBER OF        NUMBER
NAME                     COMMON       OF         EXERCISE OF     COMMON STOCK    WARRANTS           OF
----                      STOCK     WARRANTS   PURCHASE OPTION    TO BE SOLD    TO BE SOLD        SHARES      PERCENT
                          -----     --------   ---------------    -----------   ----------       --------     -------
Narinda Arora.......     33,333       33,333            --           33,333       33,333              --           --
Judith Barclay......    233,333      233,333            --          233,333      233,333              --           --
Clearview
International
Investment
Corporation (2).....    233,333      233,333            --          233,333      233,333              --           --
Steven Cohen........     16,667       16,667            --           16,667       16,667              --           --
Dalewood Associates
L.P. (3)............    519,166      519,166            --          519,166      519,166              --           --
EarlyBirdCapital,
Inc. (4) ...........         --           --       264,000 (4)      264,000 (4)  264,000 (4)          --           --
Robert Gladstone (4)     16,667       41,667 (5)        --           16,667       16,667          25,000            *
Roger Gladstone (4).     16,667       21,667 (6)        --           16,667       16,667           5,000            *
James Krantz........     20,000       20,000            --           20,000       20,000              --           --
David Nussbaum (4)..     16,667       41,667 (7)        --           16,667       16,667          25,000            *
Renberg Revocable
Trust (8)...........     25,000       25,000            --           25,000       25,000              --           --
Richard J.
Rosenstock, Rev.
Lvg. Trust DTD
3/5/96 (9)..........     66,667       66,667            --           66,667       66,667              --           --
RT Enterprises, L.P.
(10)................     66,667       66,667            --           66,667       66,667              --           --
The Marilyn and
Barry Rubenstein
Family Foundation
(11)................    623,000       50,000            --           50,000 (12)  50,000 (12)    573,000          5.4
Wayne Saker.........     33,333       33,333            --           33,333       33,333              --           --
Seneca Ventures (11)    673,000      100,000            --          100,000      100,000         573,000          5.4
Mark Shnitkin.......     16,667       16,667            --           16,667       16,667              --           --
Stourbridge
Investments Ltd. (13)    12,500       12,500            --           12,500       12,500              --           --
David Thalheim
Revocable Living
Trust DTD 3/5/96 (14)    83,333       83,333            --           83,333       83,333              --           --
Woodland Venture
Fund (11)...........    773,000      200,000            --          100,000      200,000         573,000          5.4

----------

 * Less than one percent.


(1) Applicable percentage of common stock is based on 10,667,970 shares of common stock outstanding as of the date of this prospectus. Beneficial ownership is determined in accordance with rules of the SEC and for each beneficial owner is based on information provided to us by such selling security holder. Beneficial ownership generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. For each beneficial owner, shares of common stock subject to options or warrants exercisable within 60 days of the date of this prospectus are deemed outstanding. For each beneficial owner, common stock beneficially owned does not include (i) shares of common stock issuable upon the exercise of the Warrants owned, (ii) shares of common stock or Warrants issuable upon exercise of the Purchase Option (except as otherwise indicated in footnote 4), or (iii) shares of common stock issuable upon exercise of the Warrants underlying the Purchase Option. In accordance with the rules of the SEC, the shares underlying the Warrants and the securities underlying the Purchase Option will be deemed to be beneficially owned by the holder beginning on December 28, 2000, 60 days prior to the date on which such Warrants are first exercisable.



(2) As the President of Clearview International Investment Corporation, Mr. Jacob Abramsky may exercise voting or investment control over such securities and may be deemed to be the beneficial owner of such securities.



(3) Dalewood Associates, Inc. is the manager of Dalewood Associates, L.P., with authority to act on behalf of the limited partnership. Mr. David Nussbaum, also a selling stockholder, is an officer and director of Dalewood Associates, Inc. Because of his positions with Dalewood Associates, Inc., Mr. Nussbaum may be deemed to be the beneficial owner of the securities held by Dalewood Associates, L.P. Mr. Nussbaum disclaims beneficial ownership of such securities because he cannot exercise voting or investment power over the securities.



(4) Consists of 264,000 shares of common stock and Warrants to purchase 264,000 shares of common stock issuable upon exercise of the Purchase Option as of December 28, 2000, which is 60 days prior to the date on which the Purchase Option is first exercisable. Mr. David Nussbaum, Mr. Robert Gladstone and Mr. Roger Gladstone, who also are selling stockholders, are each minority stockholders of Firebrand Financial Group, Inc. (formerly Research Partners International, Inc.), which is the majority stockholder of the parent company of EBC. Mr. Nussbaum is also the Chief Executive Officer of EBC. As a result of such positions, Mr. Nussbaum may be deemed to be the beneficial owner of the securities held by EBC. Mr. Nussbaum disclaims beneficial ownership of such shares because he does not exercise voting or investment power over the securities.



(5) Includes 25,000 shares of common stock that may be acquired upon exercise of a warrant underlying an outstanding option issued in connection with the June 1999 public offering.



(6) Includes 5,000 shares of common stock that may be acquired upon exercise of a warrant underlying an outstanding option issued in connection with the June 1999 public offering.



(7) Includes 25,000 shares of common stock that may be acquired upon exercise of a warrant underlying an outstanding option issued in connection with the June 1999 public offering.



(8) As trustee of the Renberg Revocable Trust, Kenneth Renberg may be deemed to be the beneficial owner of the securities held by the trust, with sole voting and investment power.



(9) As trustee of the Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, Mr. Richard J. Rosenstock may be deemed to be the beneficial owner of the securities held by the trust, with sole voting and investment power.



(10) As President of R.T. Management, the general partner of Enterprises, L.P., Mr. Robert Tills may be deemed to be the beneficial owner of the securities held by the limited partnership with sole voting and investment control.



(11) Consists of (i) 50,000 shares of common stock purchased by Mr. and Mrs. Rubenstein in the Private Placement; (ii) 162,000 shares of common stock held by the Barry Rubenstein Rollover IRA, for which Barry Rubenstein is the Trustee; (iii) 200,000 shares of common stock owned by Seneca Ventures, of which Mr. Barry Rubenstein is a general partner and with respect to which he exercises voting and investment control; (iv) 345,000 shares of common stock owned by Woodland Venture Fund, of which Mr. Rubenstein is a general partner and with respect to which he exercises voting and investment control; (v)

        256,000 shares of common stock owned by Woodland Partners, of which Mr. Rubenstein is a general partner and with respect to which he exercises voting and investment control; and (vi) 50,000 shares of common stock owned by The Marilyn and Barry Rubenstein Family Foundation, of which Mr. and Mrs. Rubenstein act as the Trustees and with respect to which Mr. and Mrs. Rubenstein exercise voting and investment control. The holders of record of the securities being offered and resold pursuant to this prospectus are as follows: (i) The Marilyn and Barry Rubenstein Family Foundation is offering 50,000 shares of common stock and Warrants to purchase 50,000 shares of common stock purchased in the Private Placement and, upon exercise of the Warrants, the shares of common stock underlying those Warrants; (ii) The Marilyn and Barry Rubenstein Family Foundation is offering 100,000 shares of common stock and Warrants to purchase 100,000 shares of common stock purchased in the Private Placement and, upon exercise of the Warrants, the shares of common stock underlying those Warrants; and (iii) Woodland Venture Fund is offering 200,000 shares of common stock and Warrants to purchase 200,000 shares of common stock purchased in the Private Placement and, upon exercise of the Warrants, the shares of common stock underlying those Warrants.



(12) As President and Portfolio Manager, respectively, of Stourbridge Investment Ltd., Mr. Kalis Shuarcbir and Mr. Steve Schnipper may be deemed to be the beneficial owners of the securities held by the corporation.



(13) As Trustee of the David Thalheim Revocable Living Trust Dated 3/5/96, Mr. David Thalheim may be deemed to be the beneficial owner of the securities held by the trust, with sole voting and investment control.

                 CERTAIN TRANSACTIONS WITH SELLING STOCKHOLDERS


        Except as described below, we have not had any material transactions with the selling stockholders listed above during the past three years.



RELATIONSHIP WITH EARLYBIRDCAPITAL, INC.



        EarlyBirdCapital (formerly known as Southeast Research Partners) acted as placement agent in the Private Placement, for which it received an 8% commission and a 2% non-accountable expense allowance. In connection with the Private Placement, we also issued to EBC the Purchase Option, which permits the holder to purchase 264,000 shares of common stock and Warrants to purchase 264,000 shares of common stock. Each share of common stock and Warrant is issuable together as a unit, and no separate unit certificates will be issued. Each unit of one share of common stock and one Warrant can be purchased at a price of $2.125 per unit. We also granted to EBC a 30-day right of first refusal to underwrite or place future offerings for which we engage the services of an investment banker exercisable until August 2003. In addition, we have agreed until August 2003 to either appoint to our Board a person designated by EBC or to permit EBC to send a representative to observe each meeting of the Board. No person has been designated by EBC for appointment to our Board. We will also pay "source fees" to EBC, until August 2002, if EBC introduces potential investors to us and those investors make subsequent investments in us.



        EBC also acted as an underwriter and the representative of our June 1999 public offering of 2,300,000 units, for which it received underwriting discounts and commissions of approximately $1,380,000. We also paid EBC a non-accountable expense allowance of $517,500. In addition, in connection with the June 1999 public offering, we sold to certain affiliates of EBC, for an aggregate of $100, purchase options to purchase 200,000 units (each unit consisted of three shares of our common stock and two Public Warrants), comprised of 600,000 shares of common stock and 400,000 redeemable common stock purchase warrants, with an initial exercise price of $12.375 per unit. Those purchase options are exercisable during a period that began on June 15, 2000 and ends on June 15, 2004. The warrants issuable upon exercise of these purchase options are the same as our Public Warrants, except that the initial exercise price of the Public Warrants included in the purchase options is $6.60 per share of common stock. In addition, under the terms of the underwriting agreement entered into in connection with the June 1999 public offering, we agreed to use our best efforts to appoint or elect a designee of EBC as a member of our Board for a period of three years beginning June 15, 1999. Our Board nominated Ms. Cheryl Snyder as a nominee for election to our Board, and at our Annual Meeting of Stockholders held in 1999, she was elected as a director to serve for a term expiring in 2002. Ms. Snyder served in that capacity until September 2000.



        In connection with the June 1999 public offering, we also engaged EBC, on a non-exclusive basis, to act as our agent for the solicitation of the exercise of our Public Warrants. To the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc., and the rules and regulations of the SEC, we have agreed to pay EBC for bona fide services rendered a commission of 5% of the exercise price of each Public Warrant exercised after one year from June 15, 1999. In addition to soliciting, either orally or in writing, the exercise of the Public Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities and assisting in the processing of the exercise of the Public Warrants. EBC has agreed to forgo any solicitation fee with respect to the Warrants being registered hereby.



        EBC also acted as one of the placement agents for our February 1999 private placement of securities, for which it received aggregate commissions of $228,000 and a non-accountable expense allowance of $85,500.



        As disclosed in the selling stockholder table, EBC is a selling stockholder in this offering. However, EBC has agreed that it will not participate in this offering as it will not act on behalf of any other selling securityholders as a broker-dealer selling securities as agent or principal. Accordingly, EBC will not receive any fees in connection with any such sales. EBC will sell its securities being registered hereby through another broker-dealer.



        Mr. David Nussbaum, one of the selling stockholders, is an officer and director of EBC, and an officer and director of Dalewood Associates, Inc., the manager of Dalewood Associates LP, another selling stockholder. Mr. Nussbaum, Mr. Robert Gladstone and Mr. Roger Gladstone are each minority stockholders of Firebrand Financial Group, Inc. (formerly Research Partners International, Inc.), which is the majority stockholder of the parent company of EBC.



RELATIONSHIP WITH BARRY RUBENSTEIN AND AFFILIATES



        Mr. Barry Rubenstein has previously purchased equity securities in our company in our public offering completed in June 1999 through certain affiliated entities that he controls. Mr. Rubenstein purchased such securities on the same terms and conditions as all other persons who invested in our company in such offering.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


        Our Certificate of Incorporation authorizes us to issue up to 30,000,000 shares of common stock, par value $.01 per share. Of the 30,000,000 shares of common stock authorized, 10,667,970 shares are issued and outstanding as of the date of this prospectus (including the shares of common stock issued as part of our outstanding units, which are described below). We also have reserved an additional 4,600,000 shares of common stock for issuance upon exercise of our outstanding Public Warrants and the Warrants, and an additional 157,056 shares of common stock for issuance upon exercise of our other outstanding warrants. We provide you with additional information about certain of our outstanding warrants below.



        Holders of common stock are entitled to receive such dividends as may be declared by the Board from funds legally available for such dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued upon exercise of outstanding options and warrants will be, validly issued, fully paid and non-assessable.



OUTSTANDING WARRANTS AND WARRANTS ISSUABLE UPON EXERCISE OF THE PURCHASE OPTION



        The outstanding Warrants and the Warrants issuable upon exercise of the Purchase Option that are offered hereby by certain selling stockholders are identical to our outstanding Public Warrants, except that the Warrants that are offered hereby may not be exercised until February 26, 2001. The outstanding Public Warrants currently trade on The Nasdaq SmallCap Market under the symbol "VNCIW." Each Warrant offered pursuant to this prospectus entitles the holder to purchase one share of common stock for an initial exercise price of $4.00 from February 26, 2001 to June 15, 2004, subject to prior redemption.



        Pursuant to the terms of the Warrants and the Public Warrants, neither the Warrants nor the Public Warrants may be exercised unless, at the time of exercise, we have an effective registration statement on file with the SEC containing a current prospectus covering the shares of common stock issuable upon exercise of the Warrants and the Public Warrants, or there is an available exemption from registration applicable to their issuances under the Securities Act and, if required, the shares are registered, qualified or exempt from registration or qualification under applicable securities or "blue sky" laws. Although the registration statement of which this prospectus constitutes a part registers for resale the offering of all of the shares of common stock issuable upon exercise of the Warrants, we may not be able to maintain the effectiveness of the registration statement until the expiration of the Warrants, and there is no assurance that we will be able to do so. The value of the Warrants may be greatly reduced if a registration statement covering the offering and resale of shares of common stock issuable upon exercise of the Warrants is not declared and kept effective, or if such securities are not qualified or registered under state securities laws.



        No fractional shares of common stock will be issued in connection with the exercise of Warrants. Upon exercise, we will pay the holder the value of any such fractional shares in cash, based upon the market value of the common stock at the time of exercise.



        The Warrants will expire at 5:00 p.m., New York time, on June 15, 2004. In the event that a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.



        We may redeem the Warrants beginning on February 26, 2001 so long as they are the subject of an effective registration statement filed with the SEC, at a price of $.01 per warrant upon not less than 30 days' prior written notice if the last sale price of the common stock has been at least 200% of the then exercise price of the Warrants (initially $8.00 per share) for the 20 consecutive trading days ending on the third day prior to the day on which notice is given.

        A holder of Warrants will not have any rights, privileges or liabilities as a stockholder of VNCI prior to the exercise of the Warrants. We are required to keep available a sufficient number of authorized shares of common stock to permit exercise of the Warrants. The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. We cannot assure you that the market price of our common stock will exceed the exercise price of the Warrants at any time during the exercise period.



PURCHASE OPTION



        The outstanding Purchase Option that we issued to EBC in connection with the Private Placement is exercisable during the period beginning on February 26, 2001 and ending on August 25, 2005. The Purchase Option permits the holder to purchase 264,000 shares of common stock and Warrants to purchase 264,000 shares of common stock. The Purchase Option may be exercised by the holder in whole or in part. However, each share of common stock and Warrant for which the Purchase Option is exercised will be issued together as a unit, although no separate unit certificates will be issued. The Purchase Option is exercisable in cash at an initial exercise price of $2.125 for each share of common stock and Warrant for which the Purchase Option is exercised. In lieu of paying the exercise price in cash, holders of the Purchase Option also have the right to convert any exercisable but unexercised portion of the Purchase Option into securities using a conversion formula based on the value of the options being converted. Upon exercise of the Purchase Option, each holder is entitled to receive, for each Purchase Option exercised, one share of our common stock and one Warrant.



REGISTRATION RIGHTS



        The holders of the common stock and the Warrants issued in the Private Placement are entitled to have such securities included in any registration statement that we file with the SEC for an offering of securities (subject to the right of the underwriters of that offering to require the holders to delay the sale of their securities for a period of up to 90 days after that registration statement is declared effective by the SEC), for any period of time during which the registration statement of which this prospectus constitutes a part is not effective.



LOCK-UP AGREEMENTS



        All of the securities to be offered and sold in this offering by the selling stockholders, other than the Purchase Option and the securities issuable upon exercise of the Purchase Option, are subject to a lock-up arrangement that expires on August 25, 2001, except that such securities may be transferred earlier with the prior written consent of EBC, the placement agent of our Private Placement.

                              PLAN OF DISTRIBUTION




        This prospectus covers the offering and resale of shares of common stock and Warrants by certain selling stockholders. The distribution of the securities by the selling stockholders, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in transactions on The Nasdaq SmallCap Market, other exchanges or in the over-the-counter market, or in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares of common stock or Warrants from time to time by one or more of the following methods:


        - a block trade in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

        - an exchange distribution in accordance with the rules of such exchange; or

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        In addition, any selling stockholder may sell any shares of common stock covered by this prospectus which qualify pursuant to Rule 144 rather than under this prospectus. Broker-dealers through which transactions involving the common stock are effected may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the common stock. The selling stockholders have advised us that they have not entered into any underwriting arrangements or understandings relating to the sale of their shares and there is no underwriter or coordinating broker acting in connection with the sale of the shares of common stock by the selling stockholders.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and may be required to comply with the prospectus delivery requirements of the Securities Act. In addition, a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act. The selling stockholders also may be subject to the anti-manipulation requirements of the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the equity securities offered hereby and legal matters will be passed upon for us by Shaw Pittman, Washington, D.C., a partnership including professional corporations. Shaw Pittman holds a warrant to purchase 5,714 shares of our common stock at an exercise price of $18.59 per share.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF DECEMBER 8, 2000.






                             SHARES OF COMMON STOCK
                                       AND
                    REDEEMABLE COMMON STOCK PURCHASE WARRANTS










                                  [VNCI LOGO]














                       VIDEO NETWORK COMMUNICATIONS, INC.










                               __________ __, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


        The following table sets forth the expenses incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities to be offered and sold pursuant to this registration statement. All of the information set forth below constitutes good faith estimates of the expenses indicated, other than the SEC registration fee and the NASD filing fee.



                                            DESCRIPTION                AMOUNT
                             ---------------------------------------   -------
                             SEC registration fee...................  $  3,570.47
                             NASD filing fee........................     1,857.95
                             Blue Sky fees and expenses (including
                             fees of counsel).......................     5,000.00
                             Printing expenses......................     3,000.00
                             Transfer agent and registrar's fee.....     1,000.00
                             Legal fees and expenses (other than
                             Blue Sky)..............................    15,000.00
                             Accounting fees and expenses...........    14,000.00
                             Miscellaneous..........................     3,571.58
                                                                      -----------
                                  Total.............................  $ 47,000.00
                                                                      ===========




ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


                                                   EXHIBITS
                                   ------------------------------------------

                   4.1             Fourth Amended and Restated Certificate of
                                   Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 filed with the Securities and Exchange
                                   Commission under the Securities Act of 1933, as amended).
                   4.2             Amended and Restated Bylaws of
                                   the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration
                                   Statement on Form SB-2 (File No. 333-20625) filed with the Securities and Exchange
                                   Commission under the Securities Act of
                                   1933, as amended).
                   4.3 Amendment to Amended and Restated Bylaws of the Company effective June 8th, 1999
                                   (Incorporated by reference to Exhibit 3.4 of the Registrant's Amended Quarterly Report on
                                   Form 10-QSB/A for the quarter ended June 30, 1999 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended).
                   4.4 Specimen certificate evidencing shares of common stock of the Registrant (Incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form
                                   S-3 (File No. 333-72429) filed with the
                                   Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1999
                                   Form S-3")).
                   4.5             Specimen certificate evidencing Redeemable
                                   Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.13 to the 1999
                                   Form S-3).
                   4.6 Form of Warrant Agreement (Incorporated by reference to Exhibit
                                   4.14 to the 1999 Form S-3).
                   4.7 Form of First Amendment to Warrant Agreement dated August 2000 by and among the Registrant, EarlyBirdCapital, Inc. and
                                   Continental Stock Transfer & Trust Company
                                   (Incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated August 25, 2000 and filed with the Securities and Exchange Commission on August
                                   28, 2000 under the Securities Exchange Act of 1934, as amended (the "August 2000 8-K")).
                   4.8             Specimen certificate, as supplemented,
                                   evidencing Redeemable Stock Purchase Warrant
                                   (Incorporated by reference to Exhibit 4.4 to the August 2000 8-K).


 4.9             Form of Placement Agent's Purchase Option
                 (Incorporated by reference to Exhibit 4.5 to
                 the August 2000 8-K).
 5.1**           Opinion of Shaw Pittman.
23.1**           Consent of Shaw Pittman (included in Exhibit 5.1).
23.2*            Consent of PricewaterhouseCoopers LLP.
  24**           Power of Attorney (included on the signature page of
                 this registration statement).

----------

  *   Filed herewith.


 **   Previously filed.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has reasonable grounds to believe it meets all the requirements for filing this Amendment No. 1 to Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rockingham, New Hampshire, on December 8, 2000.


                                          VIDEO NETWORK COMMUNICATIONS, INC.


                                          By:  /s/ CARL MUSCARI
                                             -------------------------------
                                          Carl Muscari
                                          President and Chief Executive Officer



        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



        SIGNATURES                                       TITLE                         DATE
-------------------------                     ------------------------            -------------------
/s/ CARL MUSCARI                                President and Chief Executive       December 8, 2000
-------------------------
Carl Muscari                                      Officer and Director
                                                 (Principal Executive Officer)

/s/ ROBERT H. EMERY                             Chief Financial Officer and Vice    December 8, 2000
-------------------------
Robert H. Emery                                  President, Administration
                                                 and Secretary (Principal
                                                 Financial and Accounting Officer)
                                                  Officer)

/s/ JAMES F. BUNKER      *
-------------------------
James F. Bunker                                 Chairman of the Board of Directors  December 8, 2000

/s/ EUGENE R. CACCIAMANI *                      Director                            December 8, 2000
-------------------------
Eugene R. Cacciamani

/s/ RICHARD S. FRIEDLAND *                      Director                            December 8, 2000
-------------------------
Richard S. Friedland

/s/ QUENTIN R. LAWSON    *                      Director                            December 8, 2000
-------------------------
Quentin R. Lawson

/s/ STEVEN A. ROGERS     *                      Director                            December 8, 2000
-------------------------
Steven A. Rogers

*By: /s/ ROBERT H. EMERY                        Attorney-in-Fact                    December 8, 2000
    ----------------------------
      Robert H. Emery

                                  EXHIBIT INDEX



                                  EXHIBITS
                 --------------------------------------------
 4.1             Fourth Amended and Restated Certificate of
                 Incorporation of the Registrant (Incorporated
                 by reference to Exhibit 3.1 of the
                 Registrant's Quarterly Report on Form 10-QSB
                 for the quarter ended September 30, 1999
                 filed with the Securities and Exchange
                 Commission under the Securities Act of 1933,
                 as amended).
 4.2             Amended and Restated Bylaws of the Registrant
                 (Incorporated by reference to Exhibit 3.2 to
                 the Registrant's Registration Statement on Form
                 SB-2 (File No. 333-20625) filed with the
                 Securities and Exchange Commission under the
                 Securities Act of 1933, as amended).
 4.3             Amendment to Amended and Restated Bylaws of
                 the Company effective June 8th, 1999
                 (Incorporated by reference to Exhibit 3.4 of
                 the Registrant's Amended Quarterly Report on
                 Form 10-QSB/A for the quarter ended June 30,
                 1999 filed with the Securities and Exchange
                 Commission under the Securities Act of 1933,
                 as amended).
 4.4             Specimen certificate evidencing shares of common
                 stock of the Registrant (Incorporated by reference
                 to Exhibit 4.5 to the Registrant's Registration
                 Statement on Form S-3 (File No. 333-72429) filed
                 with the Securities and Exchange Commission under
                 the Securities Act of 1933, as amended (the "1999
                 Form S-3")).
 4.5             Specimen certificate evidencing Redeemable Common
                 Stock Purchase Warrant (Incorporated by reference
                 to Exhibit 4.13 to the 1999 Form S-3).
 4.6             Form of Warrant Agreement (Incorporated by reference
                 to Exhibit 4.14 to the 1999 Form S-3).
 4.7             Form of First Amendment to Warrant Agreement dated
                 August 2000 by and among the Registrant, EarlyBirdCapital,
                 Inc. and Continental Stock Transfer & Trust Company
                 (Incorporated by reference to Exhibit 4.2 to the
                 Registrant's Current Report on Form 8-K dated August 25,
                 2000 and filed with the Securities and Exchange Commission on August 28, 2000 under the Securities Exchange Act
                 of 1934, as amended (the "August 2000 8-K")).
 4.8             Specimen certificate, as supplemented, evidencing Redeemable
                 Stock Purchase Warrant (Incorporated by reference to Exhibit
                 4.4 to the August 2000 8-K).
 4.9             Form of Placement Agent's Purchase Option (Incorporated by
                 reference to Exhibit 4.5 to the August 2000 8-K).
 5.1**           Opinion of Shaw Pittman.
23.1**           Consent of Shaw Pittman (included in Exhibit 5.1).
23.2*            Consent of PricewaterhouseCoopers LLP.
  24**           Power of Attorney.



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  *   Filed herewith.


 **   Previously filed.